Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2005, relating to the consolidated financial statements of Altair Nanotechnologies Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Altair Nanotechnologies Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
September 1, 2006